EX-99.j.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Academy Funds Trust, and to the use of our reports dated February 24, 2009 on the financial statements and financial highlights of Academy Core Equity Fund and Academy Select Opportunities Fund, each a series of Academy Funds Trust. Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania April 29, 2009